EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Second Quarter

METAIRIE, La., July 31, 2015 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (NASDAQ:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended June 30, 2015 was $552,000, or $0.20 per diluted share, an increase of $33,000 from the second quarter of 2014. Net interest income was $2.8 million during the second quarter of 2015, an increase of $325,000 compared to the second quarter of 2014. In addition, our provision for loan losses increased by $81,000, our non-interest income increased by $197,000 and our non-interest expense increased by $398,000 between the respective quarterly periods ended June 30, 2015 and 2014. For the six months ended June 30, 2015, the Company reported net income of $1.2 million, or $0.45 per diluted share, an increase of $82,000 compared to the six months ended June 30, 2014.

Total assets were $348.1 million at June 30, 2015, an increase of $14.7 million compared to December 31, 2014. During the first six months of 2015, cash and cash equivalents increased by $5.7 million, securities available-for-sale decreased by $378,000 and securities held-to-maturity decreased by $4.4 million. Net loans receivable were $288.4 million at June 30, 2015, an increase of $13.4 million compared to December 31, 2014. During the first six months of 2015, single-family mortgage loans increased by $1.9 million, home equity loans and lines of credit increased by $6.5 million, mortgage loans secured by multifamily properties increased by $1.3 million, and mortgage loans secured by commercial real estate increased by $3.5 million.

During the first six months of 2015, total deposits increased by $11.1 million, to $204.2 million at June 30, 2015 compared to $193.1 million at December 31, 2014. Total noninterest-bearing deposit accounts increased by $6.0 million and total interest-bearing deposit accounts increased by $5.1 million during this time. The growth in noninterest-bearing deposits was attributed to our direct marketing efforts in the areas surrounding our branch locations, while the increase in interest-bearing accounts was attributed to internet marketing efforts. FHLB advances were $77.9 million at June 30, 2015, an increase of $2.4 million compared to December 31, 2014.

Total shareholders' equity was $59.2 million at June 30, 2015, an increase of $838,000 compared to December 31, 2014. During the first six months of 2015, total shareholders' equity was increased by net income of $1.2 million and the issuance of 5,000 shares at a net cost of $62,000 upon the exercise of stock options. These increases in total shareholders' equity were partially offset by the payment of two quarterly cash dividends of $0.07 per share, or $362,000 in the aggregate. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 14.88%, 23.30%, and 24.47%, respectively, at June 30, 2015.

Net interest income was approximately $2.8 million during the second quarter of 2015, an increase of $325,000 compared to the second quarter of 2014. Between the respective quarterly periods, the average yield on our interest-earning assets increased by one basis point and the average cost of our interest-bearing liabilities decreased 25 basis points resulting in a 26 basis point increase in the average interest rate spread. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.35% and 3.15%, respectively, for the three month periods ended June 30, 2015, and June 30, 2014. Interest income of $3.3 million was generated during the second quarter of 2015 on average interest-earning assets of $328.8 million compared to interest income of $3.1 million generated during the second quarter of 2014 on average interest-earning assets of $307.8 million. The change in the average balance of interest-earnings was primarily due to a $31.5 million increase in the average balance of loans receivable, which was offset by an $11.3 million decrease in the average balance of our mortgage-backed securities.

During the first six months of 2015, the Company reported net interest income of $5.4 million and a net interest spread of 3.12% compared to net interest income of $4.9 million and a net interest spread of 2.94% during the first six months of 2014. Interest income was $6.5 million and $6.2 million, respectively, for the six months ended June 30, 2015 and 2014. Average interest-earning assets were $326.7 million with an average yield of 3.98% during the first six months of 2015 compared to $308.1 million with an average yield of 4.05% during the first six months of 2014. The net increase in interest-earning assets of $18.6 million was due to a $29.0 million increase in the average balance of loans receivable which was partially offset by an $11.2 million decrease in the average balance of mortgage-backed securities.

Total interest expense was $548,000, with our interest-bearing liabilities having an average cost of 0.86% during the second quarter of 2015, compared to interest expense of $660,000 at an average cost of 1.11% during the second quarter of 2014. The average rate paid on interest-bearing deposits was 0.66% during the quarter ended June 30, 2015, a decrease of 19 basis points from the quarter ended June 30, 2014. Interest expense on borrowings was $244,000 at an average cost of 1.38% during the second quarter of 2015, and $268,000 at an average cost of 2.03% during the second quarter of 2014.

For the six month period ended June 30, 2015, total interest expense was $1.1 million, a decrease of $220,000 compared to the six month period ended June 30, 2014. Average interest-bearing liabilities were $254.4 million with an average cost of 0.86% during the first six months of 2015 compared to average interest-bearing liabilities of $238.9 million at an average cost of 1.11% during the first six months of 2014.

During the second quarter of 2015, the Company recorded provisions for loan losses of $125,000, compared to provisions for loan losses of $44,000 during the second quarter of 2014. Our allowance for loan losses was $2.5 and $2.2 million, respectively, at June 30, 2015 and 2014. At such dates, our allowance for loan losses was 0.86% and 0.85%, respectively, of total loans receivable.

During the six month periods ended June 30, 2015 and June 30, 2014, the Company reported provisions for loan losses of $117,000 and $65,000, respectively. At June 30, 2015, total non-performing assets were $1.5 million, or 0.43% of total assets, compared to $1.8 million, or 0.58% of total assets, at June 30, 2014.

Non-interest income for the second quarter of 2015 was $592,000, an increase of $197,000 from the second quarter of 2014. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $281,000 and $164,000, respectively, during the second quarters of 2015 and 2014. Gains on the sale of mortgage loans were $292,000 in the second quarter of 2015, an increase of $110,000 compared to the second quarter of 2014. During the second quarter of 2015, the Company reported a gain of $5,000 on an equity investment in a small business investment company ("SBIC"). There was no such gain reported in the second quarter of 2014. Other non-interest income was $14,000 and $19,000, respectively, during the quarterly periods ended June 30, 2015 and 2014.

For the six month period ended June 30, 2015, total non-interest income was $985,000, an increase of $226,000 compared to the six month period ended June 30, 2014. The variance between the respective six month periods was primarily due to a $119,000 increase in our customer service fees and a $144,000 increase in gains on the sale of loans, which were partially offset by a $30,000 decrease in gains on the sale of securities. Additionally, gains on our SBIC investment decreased by $2,000 and other non-interest income decreased by $5,000 between the respective six month periods ended June 30, 2015 and 2014.

Total non-interest expense was $2.4 million for the second quarter of 2015, an increase of $398,000 compared to the second quarter of 2014. Salaries and employee benefits expense increased by $28,000, to $1.2 million, for the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014. This increase was due to an overall increase in our employee's base compensation together with an increase in equity based compensation. Occupancy expenses decreased by $1,000 and advertising costs decreased by $4,000, while our Louisiana bank shares tax increased by $1,000, our FDIC insurance premiums increased by $2,000, and our supplies and printing expenses increased by $3,000 between the respective quarters ended June 30, 2015 and 2014. During the second quarter of 2014, the Company reported $42,000 in cost associated with its OREO operations. There were no such OREO costs reported during the second quarter of 2015. Professional fees were $448,000 during the second quarter of 2015, an increase of $380,000 compared to the second quarter of 2014. This increase in professional fees was due to legal and investment banking fees incurred in connection with the proposed merger transaction with Home Bancorp, Inc. Other non-interest expenses were $181,000 and $150,000, respectively for the quarters ended June 30, 2015 and June 30, 2014.

Non-interest expense for the first six months of 2015 was $4.4 million, an increase of $557,000 compared to the first six months of 2014. The primary drivers of the increase in non-interest expense between the respective six months periods were a $147,000 increase in salaries and employee benefit expense and a $387,000 increase in professional fees. The increase in salaries and employee benefit expense was due to an increase in incentive compensation paid on loan originations, an increase in our overall base compensation and an increase in our equity based compensation. The increase in professional fees was primarily due to legal and investment banking expenses associated with the proposed merger with Home Bancorp, Inc. The remaining non-interest expense categories increased in the aggregate by $23,000 during the six months ended June 30, 2015 compared to the six months ended June 30, 2014.

For the quarter ended June 30, 2015, the Company recorded income tax expense of $278,000, an increase of $10,000 from the quarter ended June 30, 2014. This increase in income tax expense was primarily due to an increase in pre-tax income of $43,000 between the respective quarterly periods.

Income tax expense was $616,000 on pre-tax income of $1.8 million during the first six months of 2015 compared to income tax expense of $591,000 on pre-tax income of $1.7 million during the first six months of 2014.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2014, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2015	2014
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 348,084	$ 333,346
Cash and cash equivalents	10,717	5,048
Securities available-for-sale:
Investment securities	--	--
Mortgage-backed securities & CMOs	2,074	2,458
Equity Securities	281	275
Securities held-to-maturity:
Investment securities	2,879	2,881
Mortgage-backed securities & CMOs	32,679	37,098
Loans receivable, net	288,353	274,926
Deposits	204,159	193,098
FHLB advances and other borrowings	77,928	75,509
Shareholders' equity	59,235	58,397

Book Value per Share	$20.41	$20.13

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,301	$ 3,088	$ 6,504	$ 6,234
Total interest expense	548	660	1,100	1,320
Net interest income	2,753	2,428	5,404	4,914
Provision for loan losses	125	44	117	65
Net interest income after provision for loan losses	2,628	2,384	5,287	4,849
Total non-interest income	592	395	985	759
Total non-interest expense	2,390	1,992	4,435	3,878
Income before income taxes	830	787	1,837	1,730
Income taxes	278	268	616	591
Net income	$ 552	$ 519	$ 1,221	$ 1,139

Earnings per share:
Basic	$ 0.22	$ 0.21	$ 0.48	$ 0.46
Diluted	$ 0.20	$ 0.20	$ 0.45	$ 0.43
Weighted average shares outstanding
Basic	2,561,184	2,472,698	2,561,049	2,484,406
Diluted	2,705,360	2,647,488	2,707,471	2,651,958

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.02%	4.01%	3.98%	4.05%
Average rate on interest-bearing liabilities	0.86%	1.11%	0.86%	1.11%
Average interest rate spread (2)	3.16%	2.90%	3.12%	2.94%
Net interest margin (2)	3.35%	3.15%	3.31%	3.19%
Average interest-earning assets to average interest-bearing liabilities	129.05%	129.45%	128.41%	128.95%
Net interest income after provision for loan losses to non-interest expense	109.96%	119.68%	119.21%	125.04%
Total non-interest expense to average assets	2.83%	2.52%	2.64%	2.45%
Efficiency ratio (3)	71.45%	70.56%	69.42%	68.36%
Return on average assets	0.65%	0.66%	0.73%	0.72%
Return on average equity	3.73%	3.59%	4.15%	3.94%
Average equity to average assets	17.49%	18.26%	17.51%	18.25%

	At or For the Period Ended
	June 30,	March 31,	Dec. 31,
Asset Quality Ratios(4):	2015	2015	2014
Non-performing loans as a percent of total loans receivable (5) (6)	0.52%	0.55%	0.35%
Non-performing assets as a percent of total assets (5)	0.43%	0.46%	0.29%
Allowance for loan losses as a percent of non-performing loans	165.82%	155.08%	246.41%
Allowance for loan losses as a percent of total loans receivable (6)	0.86%	0.85%	0.85%
Net charge-offs during the period to average loans receivable (6) (7)	0.00%	0.00%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	14.88%	14.76%	14.46%
Tier 1 risk-based capital ratio	23.30%	24.18%	23.79%
Total risk-based capital ratio	24.47%	25.35%	24.96%
_________________________________________
(1)	All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6)	Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7)	Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         EVP & Chief Financial Officer
         Telephone: (504) 834-1190